Exhibit 99.1

Company contact:  Tony Tomich   818 / 673-3996

FOR IMMEDIATE RELEASE	August 15, 2007

21st CENTURY INSURANCE GROUP ANNOUNCES SPECIAL
STOCKHOLDER MEETING FOR SEPTEMBER 27, 2007 IN WOODLAND
HILLS, CALIFORNIA

(WOODLAND HILLS, CA) — 21st Century Insurance Group (NYSE: TW) (“21st Century”) announced today that it has scheduled a record date and special meeting date for its stockholders to consider and vote on a proposal to adopt the previously announced definitive merger agreement providing for the acquisition by American International Group, Inc. (“AIG”) of all of the outstanding shares of common stock of 21st Century not currently owned by AIG for $22.00 per share in cash.  Upon completion of the transaction, 21st Century will become a wholly owned subsidiary of AIG.  21st Century stockholders of record at the close of business on August 27, 2007, will be entitled to notice of the special meeting and to vote on the proposal.  The special stockholder meeting will be held on September 27, 2007, at 9:00 a.m., local time, at the Hilton Woodland Hills, 6360 Canoga Avenue, Woodland Hills, California, 91367.  21st Century will mail its definitive proxy statement to its stockholders on or about August 28, 2007.

About 21st Century: Drivers Just Like You

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance.  With $1.4 billion of revenue in 2006, the Company insures over 1.6 million vehicles in 18 states, including California, Florida, New Jersey, Texas and the Company’s newest market, New York.  The Company is executing a multi-year geographic expansion strategy which increased the percentage of the U.S. private passenger automobile market in which 21st Century operates from approximately 18% in 2003 to approximately 66% currently. 21st Century provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at

www.21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year.  Service is offered in English and Spanish, both on the phone and on the web.  21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by A. M. Best, Fitch Ratings and Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol “TW” and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

NOTICE FOR 21ST CENTURY STOCKHOLDERS AND INTERESTED PARTIES

This press release is not a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell shares of 21st Century, and is not a substitute for any proxy statement, tender offer statement or other filing that may be required to be made with the Securities and Exchange Commission if the proposed transaction goes forward.  21st Century stockholders and other interested parties are urged to read any such documents that are filed with the Securities and Exchange Commission because those documents will contain important information and will direct them how to exercise their rights to convert shares of 21st Century into the $22.00 per share cash merger consideration.  Stockholders will be able to receive such documents free of charge at the SEC’s web site, www.sec.gov, in the Investor Relations section of the Company’s website, www.21st.com, or by contacting Investor Relations at 21st Century via mail at 6301 Owensmouth Avenue, Woodland Hills, California 91367, or by telephone at 818-673-3808.

21st Century, its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding 21st Century’s directors and executive officers is available in the Company’s Amendment to its 2006 Annual Report on Form 10-K (10-K/A), which was filed with the SEC on April 26, 2007.  Information regarding the participants in the proxy solicitation and descriptions of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement:

Statements contained herein and within other publicly available documents may include, and the Company’s officers and representatives may from time to time make, statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These statements may address, among other things, the Company’s strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, litigation, regulatory environment and approvals, market position, financial results, dividend policy, reserves, and potential merger transactions. It is possible that the Company’s actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Other important factors that could cause the Company’s actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors’ pricing actions; changes in consumer preferences or buying habits; adverse underwriting and claims experience; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Southern California; information system problems; control environment failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain regulatory approval for necessary licenses, rate changes and product changes and possible adverse actions by state regulators in market conduct examinations and rate proceedings; the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations; and the Company’s participation in potential merger transactions. The Company is not under any obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company’s website at 21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the 21st Century Investor Relations Department.

© 2007 by 21st Century Insurance Group.  All rights reserved